UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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AMAZON.COM, INC.

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2025 Annual Meeting of Shareholders Investor Outreach 9:00 a.m., Pacific Time Wednesday, May 21, 2025 Virtual Meeting Site: www.virtualshareholdermeeting.com/AMZN2025 May 2025

Table of Contents » Item 1: Our director nominees (slides 3 - 6) » Item 2: Ratification of Ernst & Young as independent auditors (slide 7) » Item 3: Advisory vote to approve executive compensation (slides 8 - 11) » Items 4 - 11: Amazon’s engagement on and approach to shareholder proposals (slides 12 - 13) » Items 4 - 11: Overview of shareholder proposals (slides 14 - 17) » Appendix: Deep dive on shareholder proposals

Shareholder Engagement 3 » Since the beginning of 2024 : » Independent Directors participated in meetings with institutional shareholders owning more than 25% of our stock, including one - on - one or small group meetings with most of our 20 largest shareholders » Our shareholder engagement team, which communicates directly with our Board, has met with 70 of our 100 largest institutional shareholders and many shareholders with smaller holdings

Our Director Nominees

- Our Board is committed to representing the long-term interests of shareowners. Each of our directors possesses Internet savvy, customer experience skills, an inquisitive and objective perspective, personal and professional ethics, integrity, and values, practical wisdom and sound judgment, and the willingness to take appropriate risks
- Additionally, each of our directors has substantial senior leadership experience needed to oversee a company of our size and scale, human capital management experience that is required to oversee our large, diverse, and talented workforces, and other relevant professional experience

Board Skills and Characteristics		Bezos	Jassy	Alexander	Cooper	Gorelick	Huttenlocher	Ng	Nooyi	Rubinstein	Smith	Stonesifer	Weeks	
Human Capital Management:	Experience managing employee development, retention, and relations on a large scale	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	12
Global Business & Operations:	Brings a deep understanding of international dynamics relevant to our global footprint and complex operations	✓	✓	✓	✓			✓	✓	✓	✓	✓	✓	10
Public Company Executive:	Experience as a senior executive at a publicly traded company	✓	✓	✓	✓	✓		✓	✓	✓	✓	✓	✓	11
Financial:	Experience relevant to overseeing financial strategy and operations, capital allocation, and reporting	✓	✓		✓	✓			✓	✓	✓	✓	✓	9
Risk Management:	Experience relevant to overseeing the strategy and risks of a complex organization, including cybersecurity	✓	✓	✓	✓	✓	✓		✓	✓	✓		✓	10
Community & Stakeholder Relations:	Experience in the non-profit or NGO community and supporting communities and other stakeholders	✓	✓		✓	✓	✓	✓	✓		✓	✓	✓	10
Public Policy & Geopolitics:	Experience navigating complex stakeholder considerations with domestic and international governments	✓	✓	✓		✓			✓		✓	✓	✓	8
Emerging Technology & Innovation:	Expertise relevant to overseeing our various and rapidly evolving technological opportunities and risks, including cloud-based services, AI, cybersecurity, and devices	✓	✓	✓			✓	✓		✓	✓	✓	✓	9
Retail & Digital Commerce:	Experience relevant to overseeing our customer- and partner-focused businesses, product development, privacy protections, and retail operations	✓	✓						✓	✓	✓	✓		6
Marketing, Media, & Brand Management:	Experience relevant to overseeing our marketing strategies, entertainment development, and brand building	✓	✓						✓	✓	✓	✓		6


Gender Diversity
Female
Male
4
8
Racial/Ethnic Diversity
Diverse
Non-Diverse
3
9
Tenure
> 10 years
6-10 years
≤ 5 years
4
3
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Broad Human Capital Management Experience

As a global employer of over 1.5 million people, human capital management experience has been an important aspect of our ongoing Board refreshment strategy that we will continue to prioritize as we evaluate talented, multi-faceted candidates who can contribute broadly to the Board

Independent Director	Human Capital Management Experience
 **General (Ret.) Keith B. Alexander** *Director Since: 2020* Former CEO, President, and Chair of IronNet, Inc.	➢ Gen. Alexander served as the Commander of U.S. Cyber Command from May 2010 to March 2014 and was Director of the National Security Agency and Chief of the Central Security Service from August 2005 to March 2014. Through his military and defense experience, he gained experience managing large, diverse, and talented workforces.
 **Edith W. Cooper** *Director Since: 2021* Co-Founder of Medley Living, Inc. and Former EVP of Goldman Sachs	➢ Ms. Cooper served as EVP, Global Head of Human Capital Management of Goldman Sachs from March 2008 to December 2017. During her long tenure as a senior executive, she gained expertise in talent development, recruiting, retention, and workplace culture.
 **Jamie S. Gorelick** *Director Since: 2012* Partner with Wilmer Cutler Pickering Hale and Dorr LLP	➢ Ms. Gorelick has experience addressing workplace issues, both on a policy level and in practice, through her work advising companies and institutions.
 **Daniel P. Huttenlocher** *Director Since: 2016* Dean of MIT Schwarzman College of Computing	➢ Dr. Huttenlocher's background brings a unique understanding of the intersection between human capital and technology/computing/robotic advancements that directly relate to the Company's current and future workforce, informing such areas as key investments in safety, ergonomics, and use of robotics.
 **Andrew Y. Ng** *Director Since: 2024* Managing General Partner, AI Fund LP; Founder, DeepLearning.AI LLC; Founder and Executive Chairman, LandingAI, Inc.; Chairman and Co-Founder, Coursera, Inc.	➢ Dr. Ng is a global leader in AI and education. He also has important human capital management skills, with particular insight into young and technologically-sophisticated populations.
 **Indra K. Nooyi** *Director Since: 2019* Former Chair and CEO of PepsiCo, Inc.	➢ Ms. Nooyi was the Chair and CEO of Pepsi, which employed approximately 263,000 people worldwide, including approximately 113,000 people within the United States. Approximately 100,000 of these jobs were created while Ms. Nooyi served as CEO. Pepsi and its subsidiaries are party to numerous collective bargaining agreements.
 **Jonathan J. Rubinstein** *Director Since: 2010* Former co-CEO of Bridgewater Associates, LP	➢ Mr. Rubinstein has deep experience addressing talent development, management, and retention, including oversight of workplace environment and culture, through his roles as a senior executive and director at numerous technology and finance companies.
 **Brad D. Smith** *Director Since: 2023* President of Marshall University	➢ Mr. Smith has deep human capital management experience, including guiding and overseeing workplace environment and culture, having retained and fostered Intuit's core values and character through a decade of transformative growth that placed the company on "Best Places to Work" lists over multiple years.
 **Patricia Q. Stonesifer** *Director Since: 1997* Former President and CEO of Martha's Table	➢ Ms. Stonesifer has human capital management experience as a former executive at Microsoft, CEO of the Gates Foundation, and President and CEO of Martha's Table.
 **Wendell P. Weeks** *Director Since: 2016* Chairman and CEO of Corning Incorporated	➢ Mr. Weeks is Chair and CEO of Corning, which has 56,300 full- and part-time employees in 44 countries. Approximately 59% of all Corning employees are in production and maintenance roles and an estimated 60% of those employees are represented by a union, works council, or other representative group.

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Our Board and Its Committees Actively Oversee Our Response to Key Issues and Risks 6 Nominating and Corporate Governance Committee Leadership Development and Compensation Committee Audit Committee » Chair: Jonathan J. Rubinstein » Committee Meetings in 2024 : 4 » Responsibilities : Oversees our sustainability, corporate social responsibility, and corporate governance policies and initiatives, including The Climate Pledge, Amazon’s goal to be net zero carbon by 2040, and use of AI - related human rights risks » Recent Focus Areas: » Board composition, diversity, and skills » Identifying and evaluating new director candidates to join the Board » Amazon’s policies and initiatives regarding sustainability, corporate social responsibility, and corporate governance » Review of Amazon’s approach to AI development and governance » Review of recent public relations initiatives » Shareholder engagement and feedback » Chair: Edith W. Cooper » Committee Meetings in 2024 : 5 » Responsibilities : Reviews and establishes compensation of the Company’s executive officers, evaluates our programs and practices relating to talent and leadership development, and oversees the Company’s strategies and policies related to human capital management » Recent Focus Areas: » Shareholder engagement and feedback on the design, amounts, and effectiveness of our senior executives’ compensation » Programs supporting our ambition to create safe, healthy, and inclusive work environments » Our work to improve safety, including a 34% improvement in worldwide recordable incident rate and 65% improvement in worldwide lost time incident rate since 2019 » Talent management and development, including our highly competitive compensation (with an average wage for employees in customer fulfillment and transportation of more than $22 per hour) and comprehensive benefits (401k, up to 20 weeks paid parental leave, and health care); diversity and inclusion matters; and the expansion of our upskilling programs » Chair: Indra K. Nooyi » Committee Meetings in 2024 : 6 » Responsibilities : Oversees our financial statements and financial reporting process, business continuity, operational risks, legal and regulatory matters, and our compliance policies and procedures » Recent Focus Areas: » Amazon’s risk assessment and compliance functions » Data privacy » Policies, procedures, and reports on political contributions and lobbying expenses » Tax matters » Chair: Keith B. Alexander » Committee Meetings in 2024 : 2 » Responsibilities : Oversees policies and procedures for protecting the Company’s security infrastructure and for compliance with data protection and security regulations, and related risks » Recent Focus Areas: » Amazon Security organization’s ongoing investments in the Company’s security infrastructure » Management of and response to cybersecurity and physical security risks Security Committee

Item 2 — Ratification of the Appointment of E&Y as Independent Auditors 7 Why We Recommend You Support This Proposal » Audit Committee undertakes a robust evaluation process each year to confirm that the retention of E&Y as our independent auditor continues to be in our shareholders’ best interests. » E&Y has served as our independent auditor since 1996, which provides the firm with a deep understanding, and the ability to handle the breadth and complexity, of our business. » E&Y provides only limited services other than audit and audit - related services.

Amazon’s Approach to Executive Compensation » Our compensation is simple and transparent : » Our named executive officers’ compensation consists primarily of periodic grants of time - vested RSUs subject to long - term vestin g requirements » Salaries are nominal ($365,000 per year or less) » Other compensation consists of 401(k) matching contributions and security arrangements » Our executive compensation philosophy focuses executives on the true long - term success of our business , not on isolated one - , two - , or three - year goals that can encompass only a limited and selective portion of our objectives and that can reward ex ecutives with above - target payouts even when the stock price remains flat or declines. » Our compensation philosophy is anchored on periodic grants of time - vested restricted stock units that vest over the long term , which strongly and directly align our executives’ compensation with the returns we deliver to shareholders. » We focus on realizable compensation by assessing the potential annual value of equity awards vesting over the long term. » We do not: » tie cash or equity compensation to one or a few discrete performance goals, and we believe performance goals would undermine our focus on long - term growth, a broad perspective, and constant innovation and reinvention » provide “above - target” equity award payouts, so the number of shares vesting cannot be increased from what was awarded » maintain executive compensation plans other than our stock plan » provide severance benefits or accelerate vesting upon termination » We follow the same compensation approach for employees at most levels across the Company. 8 Item 3 — Advisory Vote to Approve Executive Compensation

9 2024 Executive Compensation » Our CEO was not granted an equity award in 2024 and has not been granted an award since 2021. » Mr. Jassy’s “total compensation” for 2024 as reported in the Summary Compensation Table was $1.6 million. » Mr. Jassy’s “realized compensation” (salary plus “all other compensation” as reported in the Summary Compensation Table, plus value of stock vested during the year) for 2024 increased compared to 2023 due to Amazon’s strong stock price performance, even though the number of his RSU shares vesting during the year declined by 6% compared to 2023. » Consistent with our past practice of periodic (not annual) RSU grants, each of the other named executive officers received an RSU grant in 2024 that vests over 6 years, except for Mr. Bezos (who has never been granted equity compensation). Item 3 — Advisory Vote to Approve Executive Compensation

Item 3 — Advisory Vote to Approve Executive Compensation 10 Shareholder Engagement on Our Executive Compensation » At our 2024 Annual Meeting of Shareholders, 78% of the votes cast supported our advisory vote to approve the compensation of our named executive officers, up from 68% in 2023. » We continued our shareholder engagement throughout 2024, including following the 2024 Annual Meeting. Since the beginning of 2024: » We have engaged with 70 of our 100 largest unaffiliated shareholders, owning more than 40% of our stock; we also met with investors beyond our 100 largest shareholders. » The Chair of the Leadership Development and Compensation Committee and/or our Lead Independent Director participated in meetings with shareholders, including one - on - one or small group meetings with most of our 20 largest shareholders. » Shareholders had the opportunity to discuss executive compensation during these meetings, although most prioritized discussions of other topics like business strategy, performance, and environmental and social topics. » Among shareholders who supported our advisory vote on named executive officer compensation, many expressed strong support for the program and the Leadership Development and Compensation Committee. » A few shareholders stated that, while they generally favor discrete performance goals, they appreciate the Committee’s thoughtful explanations of the design and operation of our compensation program and understand that the current program is tailored to Amazon’s business, works effectively, and does not lead to “above - target” or windfall payouts.

Item 3 — Advisory Vote to Approve Executive Compensation 11 Shareholder Engagement on Our Executive Compensation » We remain committed to the structure of our executive compensation because it has worked effectively , having allowed us to: » attract and retain incredibly talented people who have guided our business through countless challenges » develop our business in ways that we could not have conceived a few years earlier, including initiatives that later became AWS, Kindle, Alexa, Fulfillment by Amazon, Marketplace, and Prime Video » make long - term commitments to sustainability and other environmental, social, and human capital initiatives and goals » drive strong long - term returns to our shareholders

Items 4 - 11 — Shareholder Proposals 12 Amazon’s Engagement on and Approach to Shareholder Proposals » Of the 8 shareholder proposals included in this year’s proxy statement: » Seven seek some form of report and two seek an independent, third - party assessment or study » Four are repeat proposals that failed in prior years » We have engaged directly with most shareholder proponents, before and/or after they have submitted a proposal, and carefully evaluate each proposal to assess the extent to which we already address the requested action. » We may choose not to engage with proponents and their representatives when past interactions have demonstrated that further engagement is unlikely to be constructive. » When a proposal aligns with our existing principles, goals, and priorities, would be in the best interests of the Company, and would generate long - term shareholder value, we may implement the proposal, although in a manner that differs from what the proposal requests. » We oppose proposals when they do not take into account the actions we already are taking or have taken that we believe resolve or mitigate the underlying concerns of the proposal, the decisions we have made in prioritizing our initiatives, or the unique and evolving nature of our operations.

Items 4 - 11 — Shareholder Proposals 13 Amazon’s Engagement on and Approach to Shareholder Proposals (continued) » Some proposals, and proxy advisory firm commentary on them, contain or repeat inaccurate or biased assertions regarding our operations, fail to evaluate or weigh the costs of implementation relative to the claimed benefits or risks that they address, or fail to acknowledge steps we have taken to address their issue. » In many cases, we believe the costs of implementing the proposals significantly outweigh the benefits or the potential impact of speculative risks or concerns posited in the proposals, and that the proposals do not enhance or create shareholder value. » We believe that the vast amount of time and financial resources that our Board, management, and business teams spend deliberating and addressing these proposals could be better spent focused on building our business, strengthening the existing and new initiatives we have underway, and creating long - term shareholder value.

14 Why We Recommend Against New/Repeat/ Substantially the Same Proponent Topic Item • The roles of CEO and Chair of the Board are currently separate. • Our governance guidelines and processes enable the Board to determine the optimal leadership structure for Amazon in light of our specific circumstances at any given time. • The proposal’s prescriptive approach, requiring a mandatory policy separating the CEO and Board Chair roles regardless of the circumstances, would simply limit the Board’s ability in the future to tailor our leadership structure to align with the best interests of the Company and its shareholders. • Our governance guidelines and processes reinforce our directors’ fiduciary duty under Delaware law to act in the best interests of the Company and its shareholders, including when making decisions regarding Board leadership. New The Accountability Board, Inc. Mandatory Policy Separating the Roles of CEO and Chair of the Board 4 • Our goal in designing our advertising policies is for our customers to experience relevant and useful ads that help them find products and services that appeal to them. Similarly, when we purchase ads from third parties to market our own products and services, we seek to most effectively reach customers wherever they may shop or are otherwise engaged. These policies and practices are not intended to promote or demote particular political or religious viewpoints. • We have risk management processes to protect against risks to the Company. For example, the Nominating and Corporate Governance Committee oversees and monitors our policies and initiatives relating to corporate social responsibility and related risks most relevant to the Company’s operations and engagement with customers, suppliers, and communities. New Oklahoma Tobacco Settlement Endowment Trust, represented by Bowyer Research Report on Advertising Risks 5 See Appendix for additional information on each shareholder proposal. Items 4 - 11 — Shareholder Proposals

15 Why We Recommend Against New/Repeat/ Substantially the Same Proponent Topic Item • We annually report both our absolute carbon emissions (including Scopes 1, 2, and 3) and carbon intensity and are transparent about the methodology behind each of the emissions models we have built to measure Amazon’s carbon footprint. • We follow guidance from the GHG Protocol’s Corporate Accounting and Reporting Standard (the “GHG Protocol Corporate Standard”) in calculating our greenhouse gas emissions (including Scope 3 emissions). Our reported emissions are verified against the GHG Protocol Corporate Standard by independent third parties. • Consistent with the GHG Protocol Corporate Standard, we focus on accounting for and reporting those activities that are relevant to our business and goals, and for which we are able to obtain reliable information. • We believe our approach to reporting our GHG emissions provides useful and reliable information, while the approach requested by the proposal of including emissions generated by the third - party manufacturing of all the products we sell would result in double - counting of emissions across companies. Repeat (2 nd time) Longview Largecap 500 Index Fund Alternative Emissions Reporting 6 • We already provide regular, public updates on our progress, initiatives, and work to meet our goals, including our efforts to reduce the carbon footprint of AI workloads and to make our new data centers more sustainable. Our current public reporting already addresses the specific challenges highlighted by this proposal and makes the report requested in the proposal unnecessary. • In 2023, we reduced our absolute carbon emissions by 3%. In addition, our carbon intensity decreased for the fifth consecutive year, down 13% from 2022 to 2023, demonstrating how we are working to decouple emissions growth from business growth. • We have made great progress and are continuing to work at increasing the energy efficiency of our data centers, including through advances in cooling efficiency, hardware design, and data management strategy optimization. • We are working to decrease the carbon footprint of our data centers, including by using carbon - free sources of energy (including wind and solar power, as well as nuclear energy). New Emily Cunningham Report on Impact of Data Centers on Climate Commitments 7 See Appendix for additional information on each shareholder proposal. Items 4 - 11 — Shareholder Proposals

16 Why We Recommend Against New/Repeat/ Substantially the Same Proponent Topic Item • We are committed to, and are a leader in, the responsible development and use of AI and machine learning, including technologies like foundation models and generative AI. • Our Board has the proper composition to effectively oversee human rights risks associated with AI and, together with the Board committees, already provides active, informed, and appropriate oversight of human rights and other risks associated with AI. • Shareholders already have spoken on this topic as the focus of this proposal — Board oversight of AI - associated risks — is substantially the same as the proposal submitted last year by this proponent, which received less than 10% support. Substantially the Same (2 nd time) AFL - CIO Equity Index Funds, represented by Segal Marco Advisors Assessment of Board Structure for Oversight of AI 8 • We already publicly report on the amount of single - use plastic, including flexible plastic, being used across our global operations network to ship orders to customers. • We have continued to take steps to reduce single - use plastics in our outbound packaging. Our average plastic packaging weight per shipment decreased by 9% in 2023 across our global operations network, building on the over 17% reduction achieved in 2022. Since 2020, we have avoided the use of 80,500 metric tons of plastic packaging globally. In addition, in December 2023, two - thirds of our shipments in North America included Amazon - added plastic delivery packaging and, by December 2024, we reduced this to one - third. • As of October 2024, we removed all plastic air pillows from our delivery packaging used at our global fulfillment centers, our biggest reduction in plastic packaging in North America to date. As part of this transition, we were able to quickly expand our use of paper filler made from 100% recycled content across North America. • We have innovated and invested in technologies, processes, and materials that since 2015 have helped reduce the weight of the packaging per shipment by 43% on average and avoided more than 3 million metric tons of packaging material. In 2023, we shipped 12% of our orders globally without any additional Amazon packaging. Substantially the Same (5 th time) As You Sow Foundation Fund, represented by As You Sow Report on Packaging Materials 9 See Appendix for additional information on each shareholder proposal. Items 4 - 11 — Shareholder Proposals

Items 4-11—Shareholder Proposals

Item	Topic	Proponent	New/Repeat/ Substantially the Same	Why We Recommend Against
10	Report on Warehouse Working Conditions	Tulipshare Fund 1 LP, represented by Tulipshare Capital LLC	Repeat (4th time)	• The audit requested by this proposal would be duplicative because we have already publicly disclosed our workforce incident rates compared with industry data and we are already subject to extensive regulatory oversight and review. • From 2019 to 2024, our worldwide recordable incident rate improved by 34% and our worldwide lost time incident rate improved by 65%. From 2023 to 2024, our worldwide recordable incident rate improved by 6% and our worldwide lost time incident rate improved by 13%. • Federal and state government regulators tasked with investigating and enforcing employee workplace safety standards have inspected and been provided extensive access to information regarding our warehouse operations and injury and incident reports nationwide. The subject matter and geographic scope of these government inspections is markedly greater and more detailed than what any third-party audit would reasonably entail.
11	Report on Data Usage Oversight in AI Offerings	National Legal and Policy Center	New	• We are committed to, and are a leader in, the responsible development and use of AI. We adhere to industry best practices around data collection and design our products with the goal of respecting privacy rights. One of the core dimensions of our commitment to responsible AI is privacy and security, which means that data and models should be appropriately obtained, used, and protected. • Our Board has the proper composition to effectively oversee risks associated with AI and, together with the Board committees, provides active, informed, and appropriate oversight of data usage and other risks associated with AI and machine learning.

See Appendix for additional information on each shareholder proposal.

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Additional Information on Shareholder Proposals 18 Appendix

Item 4 — Shareholder Proposal Requesting a Mandatory Policy Separating the Roles of CEO and Chair of the Board Why We Recommend You Vote Against This Proposal » The roles of CEO and Chair of the Board are currently separate. » Our governance guidelines and processes enable the Board to determine the optimal leadership structure for Amazon in light of our specific circumstances at any given time. » The proposal’s prescriptive approach, requiring a mandatory policy separating the CEO and Board Chair roles regardless of the circumstances, would simply limit the Board’s ability in the future to tailor our leadership structure to align with the best interests of the Company and its shareholders. » Our governance guidelines and processes reinforce our directors’ fiduciary duty under Delaware law to act in the best interests of the Company and its shareholders, including when making decisions regarding Board leadership. 19 Proponent: The Accountability Board, Inc.

Item 5 — Shareholder Proposal Requesting a Report on Advertising Risks Why We Recommend You Vote Against This Proposal » Our goal in designing our advertising policies is for our customers to experience relevant and useful ads that help them find products and services that appeal to them. Similarly, when we purchase ads from third parties to market our own products and services, we seek to most effectively reach customers wherever they may shop or are otherwise engaged. These policies and practices are not intended to promote or demote particular political or religious viewpoints. » We have risk management processes to protect against risks to the Company. For example, the Nominating and Corporate Governance Committee oversees and monitors our policies and initiatives relating to corporate social responsibility, including human rights and ethical business practices, and related risks most relevant to the Company’s operations and engagement with customers, suppliers, and communities. 20 Proponent: Oklahoma Tobacco Settlement Endowment Trust, represented by Bowyer Research

Item 6 — Shareholder Proposal Requesting Alternative Emissions Reporting Why We Recommend You Vote Against This Proposal » We annually report both our absolute carbon emissions (including Scopes 1, 2, and 3) and carbon intensity and are transparent about the methodology behind each of the emissions models we have built to measure Amazon’s carbon footprint. » We follow guidance from the GHG Protocol’s Corporate Accounting and Reporting Standard (the “GHG Protocol Corporate Standard”) in calculating our greenhouse gas emissions (including Scope 3 emissions). Our reported emissions are verified against the GHG Protocol Corporate Standard by independent third parties. » Consistent with the GHG Protocol Corporate Standard, we focus on accounting for and reporting those activities that are relevant to our business and goals, and for which we are able to obtain reliable information. For example, our carbon footpri nt includes emissions from Amazon - branded product manufacturing, such as Echo devices, Kindle e - readers, and Amazon Basics. We also account for emissions resulting from shipping products to Amazon warehouses, between warehouses, and outbound to our customers’ homes, Amazon lockers, and other pickup points. » The GHG Protocol Corporate Standard in fact recognizes that companies typically will not report emissions for all Scope 3 activities, including as a result of applying the principles of relevance, completeness, consistency, transparency, and accur acy . As such, we believe our approach to reporting our GHG emissions provides useful and reliable information, while the approach requested by the proposal of including emissions generated by the third - party manufacturing of all the products we sell would result in double - counting of emissions across companies. 21 Proponent: Longview Largecap 500 Index Fund

Item 7 — Shareholder Proposal Requesting Additional Reporting on Impact of Data Centers on Climate Commitments Why We Recommend You Vote Against This Proposal » We already provide regular, public updates on our progress, initiatives, and work to meet our climate goals, including our efforts to reduce the carbon footprint of AI workloads and to make our new data centers more sustainable. When we set our goals, we did so with the expectation that our operations would continue to grow. » Our current public reporting already addresses the specific challenges highlighted by this proposal and makes the report requested in the proposal unnecessary. » https://sustainability.aboutamazon.com/products - services/aws - cloud ; https://www.aboutamazon.com/news/aws/aws - carbon - footprint - ai - workload ; https://press.aboutamazon.com/2024/12/aws - announces - new - data - center - components - to - support - ai - innovation - and - further - improve - energy - efficiency » In 2023, we reduced our absolute carbon emissions by 3%. In addition, our carbon intensity decreased for the fifth consecutiv e year, down 13% from 2022 to 2023, demonstrating how we are working to decouple emissions growth from business growth. » Amazon’s carbon - free energy portfolio consists of utility - scale solar and wind farms, on - site rooftop or ground - mounted photovoltaic systems at Amazon facilities, battery storage projects, and nuclear energy projects. We have more than 600 renewable energy projects all around the world. Additionally, we have been the world’s largest corporate purchaser of renewable energy for five years running. » In 2024, we announced three new agreements to support the development of nuclear energy projects, including enabling the construction of several new small modular reactors (“SMRs”). SMRs are an advanced kind of nuclear reactor with a smaller physical footprint, allowing them to be built closer to the grid. They also have faster build times than traditional reactors , a llowing them to come online sooner. Additionally, we are continuing our efforts to preserve existing nuclear reactors. 22 Proponent: Emily Cunningham

Item 7 — Shareholder Proposal Requesting Additional Reporting on Impact of Data Centers on Climate Commitments Why We Recommend You Vote Against This Proposal (continued) » We have made great progress and are continuing to work at increasing the energy efficiency of our data centers, including through advances in cooling efficiency, hardware design, and data management strategy optimization. » We reached a global power usage effectiveness (“PUE”) rating for our data centers of 1.15 in 2023, with the best - performing site registering a PUE rating of 1.04 (a lower PUE indicates a more efficient data center, and a PUE score of 1.0 is perfect). AWS’s latest data center components are projected to deliver a PUE rating of 1.08. » To optimize performance and energy consumption when running complex AI workloads like large language models, AWS has developed purpose - built silicon like the AWS Trainium chip and AWS Inferentia chip. » These are designed to achieve significantly higher throughput than comparable accelerated compute instances, enabling AWS to more efficiently execute AI models at scale while reducing the carbon footprint for similar workloads and enhancing performance per watt of power consumption. » AWS is increasing the use of free - air cooling systems that cool servers with outside air, which can help avoid the need for energy - intensive compressor - based cooling systems throughout much of the year. Even during peak summer temperatures, our data centers can utilize direct evaporative cooling, which uses water to cool the air and remove heat from servers, and AWS uses real - time data to adapt to weather conditions. 23 Proponent: Emily Cunningham

Item 8 — Shareholder Proposal Requesting an Assessment of Board Structure for Oversight of AI Why We Recommend You Vote Against This Proposal » We are committed to, and are a leader in, the responsible development and use of artificial intelligence and machine learning , including technologies like foundation models and generative artificial intelligence (collectively, “AI”). For example, our commitment to responsible AI has eight core dimensions that include privacy and security, safety, fairness, and transparency. » Our Board includes directors with direct and deep knowledge of AI, technological innovation, risk management within a large and evolving corporation, and human rights considerations. The Board has had many presentations and active discussions on the role and implications of AI for the Company as well as for society, including reviews of our AI technologies as part of i ts oversight of various aspects of our business, related risks, and strategies for addressing them. » We also believe collaboration among companies, governments, researchers, and the AI community is critical to foster the development of AI that is safe, responsible, and trustworthy. To that end, we have closely collaborated with efforts such as the G7 AI Hiroshima Process Code of Conduct and the AI Safety Summits in the UK and Seoul, and in May 2024, we joined the Frontier Model Forum to help advance AI safety. » Shareholders already have spoken on this topic as the focus of this proposal — Board oversight of AI - associated risks — is substantially the same as the proposal submitted last year by this proponent, which received less than 10% support. Just as last year’s proposal requesting a separate Board committee to oversee risks solely relating to AI technology was redundant an d inefficient, we believe that commissioning a third - party report on oversight of these risks requested by this year’s proposal would not be a prudent use of our resources or provide meaningful information to our shareholders and is unnecessary in light of our Board’s active engagement and experience with these topics. 24 Proponent: AFL - CIO Equity Index Funds, represented by Segal Marco Advisors

Item 9—Shareholder Proposal Requesting a Report on Packaging Materials

Why We Recommend You Vote Against This Proposal

- As demonstrated in our existing public reporting, Amazon has consistently made significant and visible progress in reducing its use of plastic and increasing recyclability of packaging. As You Sow, however, has repeatedly shifted its focus to try to find an issue.
- We believe that As You Sow's supplemental filing materials are attempting to focus only on a much more narrow category of "flexible plastic product packaging" because of the success of Amazon's ongoing global progress in reducing flexible plastic delivery packaging.
  - For example, in 2024 Amazon removed all plastic air pillows from our delivery packaging used at our global fulfillment centers. As part of this transition, we were able to quickly expand our use of paper filler made from 100% recycled content across North America to replace plastic air pillows, our biggest reduction in plastic packaging in North America to date.
  - In addition, during 2023, we continued to expand recyclable paper padded bag use across the U.S. and Canada, replacing 99.7% of harder-to-recycle padded bags that contain both plastic and paper. We have also retrofitted more than 120 of our automated packing machines that made plastic bags to now create made-to-fit paper bags across the U.S. We implemented this in more than 20 fulfillment centers, helping us avoid more than 130 million plastic bags this year. During 2022, in Europe, we replaced our single-use plastic outbound packaging with 100% recyclable paper and cardboard packaging in our fulfillment network.
  - Our average plastic packaging weight per shipment decreased by 9% in 2023 across our global operations network, building on the over 17% reduction achieved in 2022. Since 2020, we have avoided the use of 80,500 metric tons of plastic packaging globally. In addition, in December 2023, two-thirds of our shipments in North America included Amazon-added plastic delivery packaging and, by December 2024, we reduced this to one-third.

Proponent: As You Sow Foundation Fund, represented by As You Sow

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Item 9—Shareholder Proposal Requesting a Report on Packaging Materials

Why We Recommend You Vote Against This Proposal (continued)

- Additionally, we have innovated and invested in technologies, processes, and materials that since 2015 have helped reduce the weight of the packaging per shipment by 43% on average and avoided more than 3 million metric tons of packaging material. In 2023, we shipped 12% of our orders globally without any additional Amazon packaging.
- Our focus on delivery packaging reflects data-driven prioritization where we can make the biggest impact the fastest. In 2024, we delivered over 9 billion items the same or next day around the world.
- While our delivery operations present the greatest opportunity for immediate plastic reduction, we have also made progress in our efforts to reduce plastics in physical stores, primarily our grocery business, and plastics in Amazon devices:
  - Whole Foods Market has been reporting on its work to support and encourage intentional and minimal product packaging for years, including in its 2022 Impact Report in which Whole Foods Market shared its intention to make 100% of its own packaging, including private label and in-store food service packaging, reusable, recyclable or compostable.
  - Whole Foods Market's Packaging Guidelines encourage its suppliers to use more eco-friendly packaging. The guidelines are grounded in four core concepts aimed at balancing safety, performance, and sustainability: material safety, material performance and efficiency, design for recovery, and responsible sourcing. The guidelines also aim to optimize material efficiency and performance without sacrificing the ability to maintain the product's quality and freshness, which is important to deliver customers high quality, fresh products and also to not create food waste through spoilage.
  - Across our devices product lines, we average 98% wood fiber-based materials in our packaging. In 2023, 90% of our new devices and accessories launched with packaging that is 100% recyclable in the United States, up from 79% in 2022.
- In 2023, we expanded our collaboration with the Ellen MacArthur Foundation to drive scalable, industry-wide solutions for a circular economy.

Proponent: As You Sow Foundation Fund, represented by As You Sow

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Item 10—Shareholder Proposal Requesting a Report on Warehouse Working Conditions

Why We Recommend You Vote Against This Proposal

- The audit requested by this proposal would be duplicative because we have already publicly disclosed our workforce incident rates compared with industry data and we are already subject to extensive regulatory oversight and review.
- From 2019 to 2024, our worldwide recordable incident rate (“RIR”) improved by 34% and our worldwide lost time incident rate (“LTIR”) improved by 65%. From 2023 to 2024, our worldwide RIR improved by 6% and our worldwide LTIR improved by 13%. These performance metrics demonstrate that we have made meaningful and measurable progress since 2019, and we are committed to continuing these trends.
- In 2024, Amazon conducted 7.8 million inspections globally, a 24% increase from the 6.3 million inspections conducted in 2023, and we audited 331 sites across Amazon.
- Amazon’s workplace health and safety efforts are already assessed by independent regulators responsible for evaluating our workplace environment. Federal and state government regulators tasked with investigating and enforcing employee workplace safety standards have inspected and been provided extensive access to information regarding our warehouse operations and injury and incident reports nationwide. The subject matter and geographic scope of these government inspections is markedly greater and more detailed than what any third-party audit would reasonably entail.
- For example, in 2022, the Occupational Safety and Health Administration (“OSHA”) opened an investigation to review safety practices across our operations network and, in December 2024, OSHA agreed to withdraw all but one of the ergonomic citations it issued to us, concluding its investigation. We accepted one citation from OSHA for alleged hazards in the specific area of one site where employees handle TVs. In the settlement, OSHA agreed that we could reduce alleged ergonomic risks there sufficiently by better enforcing our already existing policies at that site. The settlement follows the dismissal by a judge in Washington state of similar claims against Amazon brought by the state’s safety regulator.

Proponent: Tulipshare Fund 1 LP, represented by Tulipshare Capital LLC

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Item 10 — Shareholder Proposal Requesting a Report on Warehouse Working Conditions Why We Recommend You Vote Against This Proposal (continued) » The proposal continues to rely on false, misinformed, and misleading claims about our injury rates made by outside groups with ulterior motives. For example, the proposal cites a report issued by the Senate Health, Education, Labor and Pension Committee, when previously chaired by Sen. Bernie Sanders. That report is wrong on the facts and features selective, outdated information that lacks context and is not grounded in reality. The main premise of the report as encapsulated in its title — “The ‘Injury - Productivity Trade - off’: How Amazon’s Obsession with Speed Creates Uniquely Dangerous Warehouses” — is fundamentally flawed, since over the last five years we have increased our delivery speeds, while decreasing the injury rates across our network. » The speed improvements come primarily from regionalizing our network and placing products closer to customers. » Our Board, including through the Leadership Development and Compensation Committee, which is composed solely of independent directors, has direct oversight of employee well - being and workplace safety and regularly reviews these matters. » Following last year’s annual meeting, we offered to meet with the representative for this proposal in - person to discuss our work in enhancing workplace safety, but they did not respond to our offer; rather than engaging with us on the topic, the representative resubmitted the proposal. 28 Proponent: Tulipshare Fund 1 LP, represented by Tulipshare Capital LLC

Item 11—Shareholder Proposal Requesting a Report on Data Usage Oversight in AI Offerings

Why We Recommend You Vote Against This Proposal

- We are committed to, and are a leader in, the responsible development and use of AI. We adhere to industry best practices around data collection, and we design our products with the goal of respecting privacy rights and the rights of artists and content creators.
- Our commitment to responsible AI has eight core dimensions. The first dimension is privacy and security (i.e., data and models should be appropriately obtained, used, and protected). Other dimensions include safety (i.e., misuse and harmful system outputs should be deterred); fairness (i.e., results should be of consistent quality across different groups of stakeholders); veracity and robustness (i.e., the system should produce the correct outputs, even when it encounters unexpected or adversarial inputs); explainability (i.e., system outputs should be explainable and understandable); controllability (i.e., the system should include mechanisms for monitoring and steering its behavior); governance (i.e., best practices should be incorporated into the AI supply chain, which includes both providers and deployers); and transparency (i.e., stakeholders should be able to make informed choices about their engagement with the AI system).
- Our Board has the proper composition to effectively oversee risks associated with AI and, together with the Board committees, provides active, informed, and appropriate oversight of data usage and other risks associated with AI and machine learning, including technologies like foundation models and generative AI.
- We believe collaboration among companies, governments, researchers, and the AI community is critical to foster the development of AI that is safe, responsible, and trustworthy. To that end, we have closely collaborated with efforts such as the G7 AI Hiroshima Process Code of Conduct and the AI Safety Summits in the UK and Seoul, and in May 2024, we joined the Frontier Model Forum to help advance AI safety.

Proponent: National Legal and Policy Center

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Amazon Reporting 30 Health & Safety • https://www.aboutamazon.com/news/workplace/amazon - workplace - safety - performance - 2024 • https://safety.aboutamazon.com/ • https://www.aboutamazon.com/news/workplace/osha - ergonomic - citations - vacated - amazon - health - safety • https://www.aboutamazon.com/news/policy - news - views/amazon - response - to - senator - bernie - sanders - report - on - workplace - safety • https://www.aboutamazon.com/news/operations/amazon - fulfillment - center - robotics - ai • https://www.aboutamazon.com/news/workplace/amazon - maintenance - manager - robots - safety - efficiency - upskilling • https://www.aboutamazon.com/news/workplace/amazon - wage - increase - new - benefits - for - hourly - us - employees • https://www.aboutamazon.com/news/workplace/read - amazons - response - to - oxfams - workplace - safety - allegations • https://www.aboutamazon.com/news/policy - news - views/amazon - dsp - program - update Climate • https://sustainability.aboutamazon.com/products - services/aws - cloud • https://www.aboutamazon.com/news/sustainability/amazon - renewable - energy - solar - wind - nuclear - climate - change • https://www.aboutamazon.com/news/sustainability/amazon - nuclear - small - modular - reactor - net - carbon - zero • https://www.aboutamazon.com/news/sustainability/amazon - renewable - energy - updates • https://www.amazon.science/news - and - features/five - ways - amazon - is - helping - modernize - the - u - s - power - grid • https://www.aboutamazon.com/news/aws/aws - carbon - footprint - ai - workload • https://press.aboutamazon.com/2024/12/aws - announces - new - data - center - components - to - support - ai - innovation - and - further - improve - ener gy - efficiency • https://www.aboutamazon.com/news/sustainability/aws - decarbonizing - construction - data - centers • https://www.aboutamazon.com/news/aws/aws - data - center - ai - circularity • https://sustainability.aboutamazon.com/carbon - methodology.pdf • https://sustainability.aboutamazon.com/2023 - ghg - verification - scope - 3.pdf

Amazon Reporting 31 Packaging • https://www.aboutamazon.com/news/sustainability/how - amazon - is - reducing - packaging • https://sustainability.aboutamazon.com/waste/packaging • https://www.aboutamazon.com/news/sustainability/amazon - fulfillment - center - eliminates - plastic - packaging • https://www.aboutamazon.com.au/news/sustainability/amazon - switches - single - use - plastic - delivery - bags - to - recyclable - paper - bags - and - envelopes - in - australia • https://www.aboutamazon.eu/news/sustainability/our - delivery - bags - envelopes - and - boxes - across - europe - are - now - all - 100 - recyclable • https://www.aboutamazon.com/news/sustainability/amazon - sustainability - ai - reduce - packaging • https://www.aboutamazon.com/news/devices/amazon - new - device - packaging - kindle - echo • https://assets.wholefoodsmarket.com/www/missions - values/WFM_Impact_Report_2023.pdf Responsible AI • https://aws.amazon.com/ai/responsible - ai/ • https://aws.amazon.com/ai/responsible - ai/policy/ • https://aws.amazon.com/ai/responsible - ai/resources/ • https://www.aboutamazon.com/news/policy - news - views/amazon - responsible - ai • https://aws.amazon.com/blogs/machine - learning/a - progress - update - on - our - commitment - to - safe - responsible - generative - ai/ • https://www.aboutamazon.com/news/policy - news - views/amazon - joins - us - artificial - intelligence - safety - institute - to - advance - responsib le - ai • https://www.amazon.science/blog/amazon - nova - and - our - commitment - to - responsible - ai • https://aws.amazon.com/blogs/aws/guardrails - for - amazon - bedrock - can - now - detect - hallucinations - and - safeguard - apps - built - using - cust om - or - third - party - fms/ • https://aws.amazon.com/blogs/machine - learning/aws - achieves - iso - iec - 420012023 - artificial - intelligence - management - system - accredite d - certification/ • https://aws.amazon.com/blogs/machine - learning/advancing - ai - trust - with - new - responsible - ai - tools - capabilities - and - resources/

This document includes forward - looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current facts, including statements regarding our environmental, social, and other sustainability plans, initiatives, projections, goals, commitments, expectations, or prospects, are forward - looking. We use words such as anticipates, believes, commits, expects, future, goal, intends, plans, projects, seeks, and similar expressions to identify forward - looking statements. Forward - looking statements reflect management’s current expectations and are inherently uncertain. Actual results or outcomes could differ materially due to a variety of factors. Risks and uncertainties that could cause our actual results to differ significantly from management’s expectations are described in our 2024 Annual Report on Form 10 - K and our 2023 Amazon Sustainability Report. Any standards of measurement and performance made in reference to our environmental, social, and other sustainability plans and goals are developing and based on assumptions, and no assurance can be given that any such plan, initiative, projection, goal, commitment, expectation, or prospect can or will be achieved. Inclusion of environmental, social, or other sustainability information is not an indication that the subject or information is material to our business, strategy, outlook, operating results, or financial condition or material as it relates to our impact on other parties or sustainability matters. Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this document. 32 Other Information